Exhibit 107

Calculation of Filing Fee Table

Schedule TO
(Form Type)

Getnet Adquirência e Serviços para Meios de Pagamento S.A. – Instituição de Pagamento

(Name of Subject Company (Issuer))

PagoNxt Merchant Solutions, S.L.

(Name of Filing Person (Offeror))

Table 1: Transaction Valuation

	Transaction Valuation(1)	Fee Rate	Amount of Filing Fee(2)
Fees to Be Paid	U.S.$83,135,896.25	0.00011020	U.S.$9,161.58
Fees Previously Paid	N/A		N/A
Total Transaction Valuation	U.S.$83,135,896.25
Total Fees Due for Filing			U.S.$9,161.58
Total Fees Previously Paid			N/A
Total Fee Offsets			N/A
Net Fee Due			U.S.$9,161.58

(1)	Calculated solely for the purpose of determining the filing fee in accordance with Rule 0-11(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The filing fee is calculated based on the aggregate cash payment for the proposed per-share cash payment of U.S.$83,135,896.25 for 188,302,805 outstanding Shares (directly or in the form of Units or ADSs) subject to the transaction (the “Transaction Valuation”). The U.S. dollar equivalent of the maximum aggregate offering price has been calculated using an exchange rate of R$5.3454/U.S. dollar, as announced by the Brazilian Central Bank (Banco Central do Brasil) as of October 28, 2022.

(2)	The amount of the filing fee, calculated in accordance with Exchange Act Rule 0-11(b)(1) and the Securities and Exchange Commission Fee Rate Advisory #1 for Fiscal Year 2023, was calculated by multiplying the Transaction Valuation by 0.00011020.